EXECUTION COPY

SENIOR SECURED CONTINGENT NOTE INSTRUMENT

Relevant Note Amount (Up to $2,500,000.00)April 10, 2025

Ronkonkoma, New York

FOR VALUE RECEIVED, subject to the satisfaction of the Conditions  and solely contingent on such satisfaction, SUNation Energy, Inc. (f/k/a Pineapple Energy Inc.), a Delaware corporation (“Maker”), hereby promises to pay to the order of Scott Maskin, a resident of the State of New York (“Maskin”), and James Brennan, a resident of the State of Florida (“Brennan” and, together with Maskin, the “Holders”), at such place as Holders may, from time to time, specify in writing, the Relevant Note Amount (as hereinafter defined) in the aggregate, payable to each Holder pursuant to their Pro Rata Share as set forth on Exhibit A hereto, as provided under the terms of this contingent note instrument (this “Note”).

Capitalized terms used herein and not defined shall have the meaning given to such terms in that certain Transaction Agreement, dated as of November 9, 2022 (the “Purchase Agreement”).

1.	Definitions
(a)

“Business” means the business of installing and servicing solar power systems, battery storage and related equipment for residential, commercial and municipal properties primarily in Long Island, New York.

(b)

“Conditions” means (i) the EBITDA of the Acquired Companies during the 2025 Measurement Period being greater than the EBITDA of the Acquired Companies during the 2024 Measurement Period, and (ii) the Holders being employees of Maker on the Payment Trigger Date (unless the failure to satisfy such condition in this clause (ii) is a result of a change of control of Maker that leads to an acceleration under that certain Amended and Restated Long-Term Senior Secured Promissory Note dated March 31, 2025 from Maker to the Holders).

(c)

“EBITDA” means, with respect to any measurement period, and consistent with the past practices of the Acquired Companies and taking into account only expenses of the Acquired Companies as those incurred by them in the Ordinary Course of Business prior to November 9, 2022, the aggregate consolidated net income before interest, income taxes, depreciation and amortization of the Acquired Companies, in all cases attributable directly to sales generated by the Acquired Companies and the Business determined in accordance with United States generally accepted account principles, consistently applied.  For the avoidance of doubt, EBITDA will not include any income related to employee retention credits.

(d)

“Payment Trigger Date” means the date that is 5 Business Days after the date that the EBITDA Determination Statement becomes final and binding on the Holders (which, in the absence of a disagreement, will be 30 days after the required or actual date of delivery (whichever is earlier) by Maker to the Holders of the EBITDA Determination Statement); provided that, to the extent any Holder disagrees with the determination of EBITDA for the 2025 Measurement Period, it shall provide Maker with written notice thereof within 30 days of its receipt of the EBITDA Determination Statement and the Maker and Holders shall comply with the dispute resolution procedures set forth in clause (d) of Section 1.5 of the Purchase Agreement to resolve the disagreement, in which case the Payment Trigger Date will be 5 Business Days after the date of resolution of the disagreement (whether by agreement or the Accountant’s final and binding decision).
(e)	“Pledge Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, by and among Maker, Holders and the other parties thereto.
(f)

“Relevant Note Amount” means the amount equal to (in the aggregate) (A)(1)(x) the EBITDA for the 2025 Measurement Period, minus (y) the EBITDA for the 2024 Measurement Period, divided by (2) the EBITDA for the 2024 Measurement Period, multiplied by (B) ten, multiplied by (C) $2,500,000; provided that in no event will the amount exceed $2,500,000.

(g)	“2024 Measurement Period” means the twelve-month period beginning on January 1, 2024 and ending on December 31, 2024.
(h)	“2025 Measurement Period” means the twelve-month period beginning on January 1, 2025 and ending on December 31, 2025.

2.	Payments of Principal and Interest.
(a)

Interest.  Subject to satisfaction of the Conditions, the outstanding Relevant Note Amount shall accrue interest at an annual rate of 8.00% per annum, commencing on the Initial Payment Date and continuing until the Relevant Note Amount and all accrued interest is paid in full. All computations of interest shall be payable in arrears based on a 360-day year and payable on the actual number of days elapsed in any whole or partial year.

(b)

Interest Payments.  Subject to satisfaction of the Conditions, interest accrued under this Note shall be payable monthly on the first day of each month commencing with the first day of the month immediately following the Initial Payment Date.  If the Conditions are satisfied but interest is not paid in accordance with the foregoing terms, the Holders may take any and all available actions and remedies to enforce the obligations of the Maker under this Note.

(c)

Installment Payments.  Subject to satisfaction of the Conditions, this Note shall be due and payable in 24 equal installments totaling, in the aggregate, the Relevant Note Amount, payable on the first day of each of the 24 consecutive months following the Payment Trigger Date and commencing with the first day of the month immediately following the Payment Trigger Date (the “Initial Payment Date”).  If the Conditions are satisfied but the Relevant Note Amount is not paid in accordance with the foregoing terms, the Holders may take any and all available actions and remedies to enforce the obligations of the Maker under this Note.  If the Conditions are not satisfied, no amount shall be due and owing under this Note.

3.

Tax Matters. Each Holder is responsible for payment of all taxes (including any interest and penalties) legally imposed upon such Holder in connection with this Note, and the Company shall not have any liability to any Holder or any other party with respect to any such tax or amount.

4.

Affirmative Covenants.  Until payment in full of the Relevant Note Amount and all accrued interest thereon (or, if the Conditions are not satisfied, until the Payment Trigger Date), Maker hereby covenants and agrees as follows, unless otherwise agreed to in writing by Holders:

(a)

Within 90 days following the completion of the 2025 Measurement Period, Maker will prepare and deliver to the Holders a written statement setting forth, in reasonable detail, Maker’s good faith determination of EBITDA for the 2025 Measurement Period and the resulting Relevant Note Amount (the “EBITDA Determination Statement”).

(b)

During the 2025 Measurement Period, Maker shall (and shall cause the Acquired Companies to): (i) maintain books and records with respect to the business activities related to the Acquired Companies separate from any other business activities and operations of Maker as shall be necessary to substantiate EBITDA calculations, and (ii) not take or fail to take any action in bad faith with the intention of causing a reduction of the Relevant Note Amount.

(c)	Maker shall refrain from any arbitrary or unreasonable conduct that is undertaken with the intent of avoiding the satisfaction of the Conditions or reducing the Relevant Note Amount.

5.

Negative Covenants.  Until payment in full of the Relevant Note Amount and all accrued interest thereon (or, if the Conditions are not satisfied, until the Payment Trigger Date), Maker hereby covenants and agrees as follows, unless otherwise agreed to in writing by Holders:

(a)

Not to sell, lease, transfer, convey or otherwise dispose of any or all of the assets of the Acquired Companies (as defined in the Purchase Agreement) or Collateral (as defined in the Pledge Agreement), except for (i) dispositions of inventory in the ordinary course of business, (ii) payments of accounts payable and debt servicing, as such payments become due in the ordinary course of business, and (iii) any action otherwise expressly permitted by clauses (b) through (g) of this Section.

(b)

Not to incur, create or permit to exist any lien on any of the property or assets of the Acquired Companies, whether now owned or hereafter acquired, except for those liens in favor of Holders created by this Note and the Pledge Agreement, Permitted Liens (as defined in the Purchase Agreement) or the Liens existing on the date hereof.

(c)

Not to permit any of the Acquired Companies to incur, create, assume or permit to exist any Indebtedness for borrowed money, except Indebtedness existing on the date hereof and obligations arising under the Purchase Agreement.

(d)

Not to permit any of the Acquired Companies to make any loans to any Person, other than advances to employees of the Acquired Companies in the ordinary course of business consistent with past practice, with outstanding advances to any employee not to exceed $5,000 at any time, except for any such loans outstanding on the date hereof.

(e)

Not to permit any of the Acquired Companies to assume, guaranty, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and such guaranties existing on the date hereof.

(f)

Not to permit any of the Acquired Companies to make any distributions or payments of cash or other property other than (i) distributions or payments made in the ordinary course of business and consistent with past practice or (ii) distributions made for the express purposes of repaying or prepaying amounts owing under this Note.

(g)	Not to permit any of the Acquired Companies to compromise, settle or adjust any claims in any amount relating to any of the Collateral without the prior written consent of Holders.

6.

Waivers. Maker hereby: (a) waives presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note and (b) agrees that Holders shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder in order to enforce the payment of this Note.
7.

Failure or Indulgence Not Waiver. No delay by any Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude any or further exercise thereof, or the exercise of any other power or right hereunder or otherwise. No waiver whatsoever of the terms hereof shall be valid unless in writing signed by the Holders and only to the extent therein set forth. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

8.	Maker’s Certifications. Maker certifies that this Note complies with its bylaws, and neither Scott Maskin nor James Brennan participated in the vote of the board of directors to approve this Note.
9.	Miscellaneous Provisions.
(a)

Successors and Assigns. This Note will be binding upon and inure to the benefit of Maker, Holders, and their respective successors, assigns, executors, heirs, devisees and beneficiaries; provided, however, Maker shall not assign this Note without the prior consent of Holders, and no Holder shall assign this Note without the prior consent of Maker.

(b)	Modification. This Note may not be modified except in writing signed by Maker and Holders. Any modifications made in compliance with this Section 9(b) shall be binding on Maker and all Holders.
(c)

Applicable Law. This Note shall be construed in accordance with the laws of the State of New York, notwithstanding any jurisdiction’s choice-of-law rules to the contrary. Any action brought to enforce or construe this Note shall be brought in the federal or state courts located in Suffolk County, New York.

(d)

Severability. If at any time any provision of this Note is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Note will not be affected and such remaining provisions will remain in full force and effect.

(e)	Secured Obligations. Maker’s obligations under this Note are secured by the terms of Pledge Agreement.
(f)

Costs. Maker shall pay and, if paid by Holders, reimburse Holders for their reasonable costs and expenses incurred in exercising Holders’ rights under this Note. A reference to costs and expenses in this Note includes, without limitation, reasonable and documented legal costs and expenses.

(g)

Notices. All notices, consents, waivers and other communications under this Note must be in writing and will be deemed to have been duly given when given in accordance with the terms of the Purchase Agreement.

(h)

Force Majeure. Except as otherwise set forth in this Agreement, this Agreement and the obligations of the parties hereunder shall toll if such party is prevented or delayed from performance by reason of any cause beyond the reasonable control of such party including, but not limited to, acts of war, emergency, terrorism, bioterrorism, governmental preemption in connection with a National Emergency, disease (including, without limitation, delays arising out of the spread of COVID-19, such as, without limitation, delays in the responsiveness of, or the unavailability of, governmental authorities to grant permit applications or signoffs or to perform inspections, or the unavailability of required meetings of governmental agencies necessary to act to grant any Approvals) or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (collectively, “Force Majeure”). This includes the inability to initiate a wire transfer due to impact to a banks infrastructure or ability to connect to the Federal Reserve to process wire transfers. This also is intended to include, but not be limited to, delays by a financial institution caused by the performance of its responsibilities related to requirements set out by the Office of Foreign Assets Control (OFAC).

(i)

Payment Best Practices: Payments shall be made by wire transfer unless otherwise agreed up to 10 business days in advance of payment due date. Holders shall provide Maker with wire instructions, through a secure method agreed to by Maker, at least 7 business days in advance of a payment date so as to provide Maker with ample time to verify wire instructions and initiate the payment. Any failure of a Holder (including any and all assignees) to provide Maker such instructions shall toll any time periods for determination of default and shall cause no incremental interest to be due for the affected payment and interest due on future payments shall accrue as if the principal balance of the note was reduced on the original due day of the affected payment. Maker, after failure to timely receive payment information, and at its sole discretion may elect to make the payment by check payable to such Holder (including any and all assignees) at Holder’s (including any and all assignees’) physical address. Nothing herein shall otherwise alter any default by Maker.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has executed this Note as of the date first written above.

SUNATION ENERGY, INC., a Delaware corporation

By: /s/ Roger Lacey
Name: Roger Lacey Title: Chairman

Agreed and accepted by Holders:

Scott Maskin

/s/ Scott Maskin

James Brennan

/s/ James Brennan

Exhibit 10.46

EXHIBIT A PRO RATA SHARE

Holders	Pro Rata Share
Maskin	81.82%
Brennan	18.18%
Total:	100.00%